Exhibit 99.1

Cannabics Pharmaceuticals Founds Digestix Bioscience Inc., a Subsidiary for Treatment of Precancerous and Early Stage Neoplastic Local Tumors

TEL AVIV, Israel and BETHESDA, Maryland, Nov. 16, 2020 /PRNewswire/ -- Cannabics Pharmaceuticals Inc. (OTCQB: CNBX), a global leader in the development of cancer related cannabinoid-based therapeutic formulations and medicines, announced today that it has established a subsidiary, Digestix Bioscience Inc., a company dedicated to the development of medical devices and pharmaceutical compositions for the treatment of precancerous and early stage neoplastic local tumors. The new company’s initial focus is in developing a medical device and a pharmaceutical composition with inhibitory effects for preventing recurrence of certain adenomatous colorectal polyps.

Adenomatous colorectal polyps are found in approximately 25-30% of colonoscopies performed on men and women over the age of 50, and according to iData Research, approximately 19 million colonoscopies are performed in the US annually. The new company is founded by Professor Eitan Scapa, Dr. Erez Scapa, Gabriel Yariv and Cannabics Pharmaceuticals as a majority shareholder. Gabriel Yariv, who currently serves as Director and COO of Cannabics Pharmaceuticals, will also serve as interim Chairman and CEO of Digestix Bioscience during initial setup.

Prof. Eitan Scapa, Co-Founder of Digestix Bioscience, said: “While the polyps themselves often do not exhibit symptoms, they have the potential to develop into colorectal cancer. Moreover, some of the more aggressive polyps have a tendency for recurrence after having been removed, thus increasing the chances for the tumor turning cancerous. Digestix Bioscience has come up with what we believe is a novel and proprietary treatment solution to potentially reduce the recurrence of these more aggressive polyp types”.

Prof. Scapa specializes in gastroenterology and liver diseases and is a Full Professor of Medicine at Tel Aviv University. He has completed a Fellowship at Harvard University Medical School, as well as having held numerous key positions in his field over the years, including: Head of Gastroenterology and Liver Diseases Unit at Asaf Harofe Medical Center; President of the Israeli Association of Gastroenterology (IGA); Chairman of the Helsinki Committee at Asaf Harofe Medical Center; and Chief R&D, Medical Corps, in the IDF (Lieutenant Colonel). Prof. Scapa is also the originator of the PillCam™ Capsule Endoscopy technology developed by Given Imaging (Medtronic), and the CMO and Co-Founder of ART Medical.

Eyal Barad, Cannabics Pharmaceuticals' CEO said: "The establishment of Digestix Bioscience is a great example of how Cannabics can stay focused on its core activities while leveraging its knowhow and expertise to establish new ventures and partnerships in order to tap adjacent markets such as that of medical devices and pre-cancerous and early stage local tumors in this case”.

About Cannabics Pharmaceuticals:

Cannabics Pharmaceuticals Inc. (OTCQB: CNBX) is a U.S. public company and a global leader in the development of cancer related cannabinoid-based therapeutic formulations and medicines. The Company's R&D is based in Israel, where it is licensed by the Ministry of Health to conduct scientific and clinical research on cannabinoid formulations and cancer. For more information, please visit www.cannabics.com. For the latest updates on Cannabics Pharmaceuticals follow the Company on Twitter @Cannabics, Facebook @CannabicsPharmaceuticals, LinkedIn, and on Instagram @Cannabics_Pharmaceuticals.

Disclaimer:

Certain statements contained in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other U.S. Federal securities laws. Such statements include but are not limited to statements identified by words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "projects" and similar expressions. The statements in this release are based upon the current beliefs and expectations of our Company's management and are subject to significant risks and uncertainties. Actual results may differ from those outlined in the forward-looking statements. Numerous factors could cause or contribute to such differences, including, but not limited to, results of clinical trials and other studies, the challenges inherent in new product development initiatives, the effect of any competitive products, our ability to license and protect our intellectual property, our ability to raise additional capital in the future that is necessary to maintain our business, changes in government policy and regulation, potential litigation by or against us, any governmental review of our products or practices, as well as other risks discussed from time to time in our filings with the Securities and Exchange Commission including, without limitation, our latest 10-K Report filed November 4th, 2020. We undertake no duty to update any forward-looking statement or any information contained in this press release or other public disclosures at any time. Finally, the investing public is reminded that the only announcements or information about Cannabics Pharmaceuticals Inc., which are condoned by the Company, must emanate from the Company itself and bear our name as its source.

For more information about Cannabics:
Cannabics Pharmaceuticals Inc.
Phone: +1-(877)-424-2429
info@Cannabics.com
http://www.Cannabics.com

Related Links
https://cannabics.com

SOURCE Cannabics Pharmaceuticals Inc.